EXHIBIT 99.2

Rowan Companies, Inc.
News Release                          2800 Post Oak Boulevard, Suite 5450
                                            Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                                                           August 2, 2005

ROWAN OBTAINS THREE-YEAR DRILLING CONTRACT
FOR FIVE RIGS IN SAUDI ARABIA

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded a term drilling contract by the Saudi Arabian Oil Company (“Saudi ARAMCO”) for five Class 116-C jack-up drilling rigs to begin operating offshore Saudi Arabia in early 2006.

The contract is for a three-year term and contains options for one additional year. Each rig is currently under contract in the Gulf of Mexico. The relocation of rigs to the Middle East will begin late in the fourth quarter of this year and should be completed by the end of the first quarter of 2006.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are extremely pleased to be returning to the Middle East and look forward to renewing our relationship with Saudi ARAMCO. I want to personally thank Rawabi Trading & Contracting Co. Ltd. who greatly assisted Rowan in this endeavor. This contract will bring more global diversification to Rowan’s drilling operations and, over time, should improve the average return on our investments. However, Rowan remains very committed to the Gulf of Mexico and we believe that this contract will also improve business conditions for our 17 offshore rigs that are currently slated to remain in that market.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.